Amendment No. 1
to
Manufacturing and Supply Agreement

This Amendment No. 1 to Manufacturing and Supply Agreement (this “Amendment”) is entered into effective as of July 1, 2012 and amends that Manufacturing and Supply Agreement (the “Agreement”), dated March 10, 2010, by and between Sourcefire, Inc. and Premio, Inc. All capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, Sourcefire desires to allow its subsidiary Sourcefire International GmbH, a company organized under the laws of Switzerland (“Sourcefire International”), to place Orders under the Agreement; and

WHEREAS, Sourcefire and Premio desire to amend the Agreement to allow Sourcefire International to place Orders under the Agreement and to modify such other terms as are set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

1.    Sourcefire International is hereby added as a party to the Agreement. Except as otherwise set forth in this Amendment, all references in the Agreement to “Sourcefire” will mean Sourcefire, Inc. and Sourcefire International GmbH.

2.     Sourcefire, Inc. and Sourcefire International GmbH will each have the separate right to place Orders under the Agreement. Any Order placed by Sourcefire, Inc. will be considered a separate transaction between Sourcefire, Inc. and Premio. Any Order placed by Sourcefire International GmbH will be considered to be a separate transaction between Sourcefire International GmbH and Premio. Premio shall only invoice the Sourcefire entity that places the Order. Invoices will be sent to the addresses provided by Sourcefire, Inc. and Sourcefire International GmbH, respectively, and shall include such other information reasonably requested by Sourcefire. The Sourcefire entity that places an Order shall be liable to Premio for all amounts owed under the invoice relating to such Order.

3.     Section 12.1 (Term of Agreement) is hereby deleted in its entirety and replaced with the following:

“12.1 Term of Agreement. The term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect for a period of three (3) years (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive one (1)-year terms (each a, “Renewal Term”) unless a Party notifies the other Parties at least one hundred and eighty (180) days prior to the expiration of the then-current term of such Party’s desire to not renew this Agreement in which event this Agreement shall not renew and shall automatically terminate at the end of the then-current term.”

4.    This Amendment may be executed in counterpart signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

5.    Except as specified in this Amendment, the Parties ratify and affirm each of the other provisions of the Agreement and the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to Manufacturing and Supply Agreement to be executed by their duly authorized representatives:

Sourcefire, Inc.                Premio, Inc.

By: /s/ Todd P. Headley            By: /s/ Kevin Wu
Name: Todd P. Headley            Name: Kevin Wu
Title: Chief Financial Officer            Title: Executive Vice President

Sourcefire International GmbH

By: /s/ Todd P. Headley
Name: Todd P. Headley
Title: Director